As filed with the Securities and Exchange Commission on April 1, 2020.

Registration No. 333-216037

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 7

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

FS CREDIT REAL ESTATE INCOME TRUST, INC.

(Exact name of registrant as specified in governing instruments)

201 Rouse Boulevard

Philadelphia, PA 19112

(215) 495-1150

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Michael C. Forman

FS Credit Real Estate Income Trust, Inc.

201 Rouse Boulevard

Philadelphia, PA 19112

(215) 495-1150

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rosemarie A. Thurston

Jason W. Goode

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309-3424

(404) 881-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-216037

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act. ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 (Registration No. 333-216037) is filed pursuant to Rule 462(d) solely to add exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits.

(b) Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

23	Consent of Ernst & Young LLP

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 1st day of April, 2020.

FS CREDIT REAL ESTATE INCOME TRUST, INC.

By:	/s/ Michael C. Forman
Michael C. Forman
Chief Executive Officer, President and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael C. Forman Michael C. Forman	Chief Executive Officer, President and Chairman (Principal Executive Officer)	April 1, 2020

/s/ Edward T. Gallivan, Jr. Edward T. Gallivan, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 1, 2020

* Jeffrey Krasnoff	Director	April 1, 2020

* David J. Adelman	Director	April 1, 2020

* Karen D. Buchholz	Independent Director	April 1, 2020

* Terence J. Connors	Independent Director	April 1, 2020

* John A. Fry	Independent Director	April 1, 2020

* Jack A. Markell	Independent Director	April 1, 2020

*By:	/s/ Michael C. Forman
Michael C. Forman
Attorney-in-fact